===============================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15 (D)
                                     of the
                         SECURITIES EXCHANGE ACT OF 1934

                          Date of Report: June 10, 2003


                             SUREQUEST SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                   41-1826635
                      (IRS Employer Identification Number)

                                 13606 T I Blvd.
                               Dallas, Texas 75243
                    (Address of principal executive offices)

                       C. Scott Sykes, Jr., Chairman & CEO
                             SureQuest Systems, Inc.
                                 13606 T I Blvd.
                               Dallas, Texas 75243
                     (Name and address of agent for service)

                                 (972) 238-7200
          (Telephone number, including area code of agent for service)



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Item 7.  Financial Statements and Exhibits

   Financial Statements

         None

   Exhibits

         99.1     Press Release



                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          SureQuest Systems, Inc.
                                          (a Delaware corporation)



                                          By:/s/C. Scott Sykes
                                             ----------------------------------
                                                C. Scott Sykes, Jr., Chairman
                                                of the Board and President


Date:  June 16, 2003



                                  EXHIBIT 99.1
                                  Press Release
-------------------------------------------------------------------------------


SureQuest Systems, Inc. Announces Its Revised Business Model
Tuesday June 10, 7:30 am ET
DALLAS--(BUSINESS WIRE)--June 10, 2003--SureQuest Systems, Inc. (OTCBB:SUQU -
News), a leading provider of dietary software solutions for the healthcare industry, announced today its revised business model.

"Our core competency is in understanding the needs of dietitians and organizations operating in the captive feeding industry consisting of nursing homes, assisted living facilities, hospitals and continuing care retirement communities. We have accumulated a tremendous amount of expertise working with over 1,000 healthcare organizations in the U.S. and Canada. Our revised business model is based on leveraging these relationships and our industry knowledge in new and creative ways," says C. Scott Sykes Jr., Chairman and President of SureQuest Systems, Inc.


"We have identified new applications of our software to better meet the needs of the healthcare industry. We will announce them as they become available. Upon the launch of each new product or service, we will then want to partner with an established market leader to either help develop the product or service, or leverage existing distribution channels to drastically speed up market penetration. Ultimately, each new technology or application could, where appropriate, be spun off to a separate subsidiary company with its own distinct structure and management team. Each of these future subsidiaries could require specific talents -- people with existing track records in a particular field. By applying the subsidiary model, we believe it becomes easier for us to obtain the financing for new product launches. This is because funding sources want to make focused investments. Potential investors can now choose to invest only in operations they are interested in," states Sykes.


The new business model has significant potential for SureQuest shareholders. Most importantly, the new structure will greatly increase the possibility of getting new products funded. And, if warranted by the equity markets, these new subsidiaries could be spun off as separate publicly traded companies and benefit from attractive public company P/E multiples, thus potentially further boosting the parent company's total value.


SureQuest shareholders may also receive a distribution of each subsidiary's stock -- even if a particular subsidiary would never become a separate publicly traded entity.


"We will update our shareholders on our progress in the future as warranted. We are already in negotiations with a successful company to form a strategic alliance to pursue new and related markets. This vertical integration with a supply chain partner would probably be executed through this subsidiary model," says Sykes.


SureQuest's dietary solutions are currently being used by over 1,000 healthcare organizations in the United States and Canada, and are a rapidly growing private label solution for some of the largest food distributors in North America.


SureQuest's Three Squares(R) Nutrition and Food Service Management Software allows companies to create facility and resident menus, track resident specific information as well as monitor and analyze over 50 nutrients and caloric content in the foods that people are served. Three Squares is able to use branded food items and precisely forecast food purchases for an entire menu cycle. Facilities using the software know exactly how much they will spend at any given time and what foods to buy. Facilities can choose menu items that meet each resident's specific dietary needs all within budgetary constraints. The software reduces both labor and food costs translating into more efficient operations and increased customer satisfaction.


The captive feeding market segment of the foodservice industry buys over $30 billion worth of food every year. According to the cost and benefit analysis performed by SureQuest, the company's existing client base should save over $15 million a year. Translating this industry-wide, SureQuest's software could potentially save this market segment of the foodservice industry hundreds of millions of dollars each year. Because less than 25% of the nation's 57,000 residential healthcare facilities actually utilize any dietary management software, the extent of these saving are not currently being realized.


The statements contained in this news release that are not historical facts may be statements regarding the Company's future that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. For example, statements that describe the Company's hopes, plans, objectives, goals, intentions or expectations are all forward looking statements. Any such statements made herein about SureQuest Systems, Inc.'s future are only made as of the date of this news release. Numerous factors, many of which are beyond the Company's control, may affect actual results. SureQuest Systems, Inc. undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.